Exhibit 5

March 6, 2001


Board of Directors
Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

Ladies and Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan for Circuit City Group Employees, as Amended and Restated February 13, 2001 (the "1984 Plan"). The Registration Statement covers (i) 2,500,000 shares of Circuit City Stores, Inc. - Circuit City Group Common Stock, par value $.50 (the "Common Stock"), which have been reserved for issuance under the 1984 Plan, and (ii) 2,500,000 rights to purchase Cumulative Participating Preferred Stock, Series E, par value $20.00, of the Company (the "Rights"), attached in equal number to the shares of Common Stock which may be issued under the 1984 Plan.

         We are of the opinion that the 2,500,000 shares of Common Stock which are authorized for issuance under the 1984 Plan, when issued and sold in accordance with the terms and provisions of the 1984 Plan, will be duly authorized, legally issued, fully paid and nonassessable. We are also of the opinion that the 2,500,000 Rights, when issued in accordance with the terms and provisions of the First Amended and Restated Rights Agreement dated February 16, 1999, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, (the "Rights Agreement"), will be duly authorized and legally issued.

         The opinion set forth in the preceding paragraph concerning the Rights is limited to the valid issuance of the Rights under the Virginia Stock Corporation Act. In this connection, we have not been asked to, and accordingly do not, express any opinion herein with respect to any other aspect of either the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate among shareholders or among any classes of shares or shareholders.

         The opinions set forth above are limited to matters of Virginia and federal law in effect on the date hereof.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                                            Very truly yours,
                                                            s/McGuireWoods LLP